MERRILL LYNCH NATURAL RESOURCES TRUST

FILE # 811- 4282

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
9/24/2004	Petro-Canada	10,000	49,390,000

CIBC World Markets Inc

Merrill Lynch

RBC Dominion Securities Inc

BMO Nesbitt Burns Inc

National Bank Financial Inc

Scotia Capital Inc

TD Securities Inc

Goldman, Sachs & Co

UBS Securities Canada Inc

Canaccord Capital Corp

FirstEnergy Capital Corp

GMP Securities Ltd

Peters & Co. Limited

Citigroup Global Markets Inc

Credit Suisse First Boston LLC

Beacon Securities

Casgrain & Co. Limited

Dundee Securities Corp

First Associates Investments

Orion Securities Inc

Raymond James Ltd

Tristone Capital Inc